Exhibit (a)(1)(I)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase, dated September 21, 2023, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Merger Sub.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

PFSWEB, INC.

a Delaware corporation
at
$7.50 PER SHARE
Pursuant to the Offer to Purchase dated September 21, 2023
by
PEREGRINE MERGERSUB I, INC.
 a wholly owned subsidiary of
GXO LOGISTICS, INC.

Peregrine MergerSub I, Inc., a Delaware corporation (which we refer to as “Merger Sub”) and a wholly owned subsidiary of GXO Logistics, Inc., a Delaware corporation (which we refer to as “Parent” or “GXO”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of PFSweb, Inc., a Delaware corporation (which we refer to as “PFSweb”), at a purchase price of $7.50 per Share, in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 21, 2023 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).
Stockholders of record who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 20, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 13, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Merger Sub and PFSweb. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into PFSweb with PFSweb surviving that merger (the “Merger”) as a wholly owned subsidiary of Parent (which we refer to as the “Surviving Corporation”) as soon as practicable following the consummation of the Offer and in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”).  In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares (i) owned by Parent, Merger Sub or PFSweb (as treasury stock or otherwise and including Shares accepted for payment by Merger Sub pursuant to the Offer), or any of their direct or indirect wholly owned subsidiaries, which Shares will be cancelled and retired and will cease to exist or (ii) held by any stockholders who validly exercise appraisal rights under the DGCL with respect to such Shares) will be automatically cancelled and converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes. As a result of the Merger, PFSweb will cease to be a publicly traded company and will become wholly owned by Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms (the “Termination Condition”) and (b) the satisfaction of (i) the Minimum Tender Condition (as described below), (ii) the Regulatory Condition (as described below) and (iii) the Governmental Entity Condition (as described below). The “Minimum Tender Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn as of immediately prior to 12:00 midnight, New York City time, on October 20, 2023 (the “Expiration Time,” unless Merger Sub has extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended by Merger Sub, expires), together with all the Shares then owned by Parent and Merger Sub, represents one more Share than fifty percent (50%) of the Shares then outstanding. The “Regulatory Condition” requires that, as of immediately prior to any then scheduled expiration of the Offer, the waiting period (and any extension thereof) applicable to the consummation of the Offer, the Merger, and the other transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), will have expired or been terminated. The “Governmental Entity Condition” requires that there be no order, writ, assessment, decision, injunction, decree, ruling, judgment, law, statute, ordinance, rule, regulation, code, or legally enforceable requirements enacted, issued, promulgated, enforced or entered by any governmental entity having jurisdiction over any party to the Merger Agreement, whether temporary, preliminary, or permanent, which has the effect of making illegal, enjoining or otherwise prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement. The Offer is also subject to other conditions as described in the Offer to Purchase (each condition to the Offer, including the Termination Condition, the Minimum Tender Condition, the Regulatory Condition and the Governmental Entity Condition, an “Offer Condition,” and collectively, the “Offer Conditions”).

The board of directors of PFSweb has unanimously (a) determined that the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of PFSweb and its stockholders; (b) declared it advisable to enter into the Merger Agreement and approved the execution, delivery, and performance of the Merger Agreement; (c) approved and declared advisable the Offer, the Merger, and the other transactions contemplated thereby; (d) resolved that the Merger shall be effected under Section 251(h) of the DGCL and shall, subject to the satisfaction of the conditions set forth in the Merger Agreement, be consummated as soon as practicable following the consummation of the Offer; and (e) resolved to recommend that the stockholders of PFSweb accept the Offer and tender their Shares in the Offer.

Parent and Merger Sub expressly reserve the right (in their discretion) to waive, in whole or in part, any Offer Condition (other than the Minimum Tender Condition), or to increase the Offer Price or make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement and that are not adverse to the holders of Shares in their capacities as such. Except as set forth in the immediately foregoing sentence, Parent and Merger Sub agree not to make any changes to the Minimum Tender Condition or any of the other Offer Conditions in any manner that is adverse to the holders of Shares in their capacities as such without the prior written consent of PFSweb.

Subject to Parent’s rights to terminate the Merger Agreement in accordance with its terms, Merger Sub (i) must extend the Offer as required by applicable law or any interpretation or position of the U.S. Securities and Exchange Commission (“SEC”), the staff thereof, or the Nasdaq Capital Market applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act has expired or been terminated; and (ii) may, in its discretion, extend the Offer on one or more occasions for any period, if as of the then-scheduled expiration time any of the Offer Conditions is not satisfied and has not been waived by Merger Sub or Parent (to the extent waivable by Merger Sub or Parent), to permit such condition or conditions to be satisfied or waived. However, Merger Sub is not required to extend the Offer beyond December 31, 2023 or at any time that Parent or Merger Sub is permitted to terminate the Merger Agreement in accordance with its terms. If Merger Sub extends the Offer, such extension will extend the time available to tender (or withdraw the tender of) any Shares.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which Merger Sub may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

Because the Merger will be governed by Section 251(h) of the DGCL, Merger Sub does not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will (and Parent will cause Merger Sub to) accept and pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn pursuant to the Offer, as promptly as practicable after the Expiration Time (but no later than three (3) business days after the date of the Expiration Time). For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered prior to the Expiration Time and not validly withdrawn as, if and when Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Merger Sub extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Merger Sub’s rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on Merger Sub’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Parent or Merger Sub pay interest on the purchase price for Shares, including by reason of any extension of the Offer or any delay in making such payment for Shares.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares accepted for payment pursuant to the Offer will only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares (the “Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for payment by Merger Sub pursuant to the Offer, may also be withdrawn at any time after November 20, 2023, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Time.

Merger Sub will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and Merger Sub’s determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Shares to challenge such decision in a court of competent jurisdiction. None of Merger Sub, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

PFSweb has provided Merger Sub with PFSweb’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on PFSweb’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders (as defined in the Offer to Purchase) for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the U.S. federal income tax treatment of the Offer. Each holder of Shares should consult with its tax advisor as to the particular tax consequences to such holder of exchanging Shares for cash in the Offer or the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Holders of Shares should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Merger Sub’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Except as set forth in the Offer to Purchase, neither Merger Sub nor Parent will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:
D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
Stockholders and All Others Call Toll-Free: (800) 820-2415
Email: pfsw@dfking.com

September 21, 2023